Exhibit 10.11

Amendment No. 1 to

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of April 6, 2011, by and between Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), and Joseph Gardner, an individual resident in the State of Ohio (“Executive”).

Whereas, the Company and Executive entered into the Agreement on May 2, 2007, and now wish to amend it in certain respects, now therefore, it is agreed as follows:

1. Section 1 is hereby amended to renumber its existing text to be a new subsection “(a)” (so it is depicted as reading in its beginning: “(a) General. The company hereby agrees to employ . . . .”), and also to add the following subsection (b):

(b) Location. Executive acknowledges and agrees that the Company is currently located in Cincinnati, although the Company will shortly be evaluating whether the Company should relocate to (or co-locate in) Boston or San Francisco. Subject to the balance of this subsection, Executive is expected to spend a minimum of four (4) working days a week (exclusive of travel time) in Cincinnati, or Boston or San Francisco (if the Company does relocate or co-locate to Boston or San Francisco or other relevant city), as appropriate, to perform his services for the Company. However, for any week that Executive is already traveling on Company business to a destination other than where the Company is then located, the requirement in the previous sentence shall not apply. If the Company adopts a plan for such relocation or co-location as provided in this Section 1(b), and Executive is selected as a candidate for relocation or co-location, then (i) Executive shall relocate or co-locate in accordance with the plan, and (ii) subject to Section 4 (Business Expenses) and to the foregoing plan, the Company shall pay the out-of-pocket costs of renting an apartment in support of the plan (the selection of which apartment shall be subject to the Company’s prior written consent) and shall reimburse reasonable out-of-pocket travel costs directly related to the relocation and/or co-location. The weekly schedule in effect from time-to-time can be adjusted with the verbal agreement of the Chairman of the Compensation Committee based on business needs and the need for business related travel to various destinations. Notwithstanding the foregoing, Executive’s obligation under this Section 1(b) to relocate (or co-locate) shall expire on the first anniversary of the date hereof unless by then the Company has adopted a relocation or co-location plan.

2. Section 3(a) is hereby amended and restated in its entirety, to read as follows:

(a) Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $275,000.00 per annum (less applicable deductions and withholdings), payable in periodic payments in accordance with the Company’s normal payroll practices. During the Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement.

3. Section 3 is further amended by adding the following at its end:

(e) Vacation. The Executive shall be entitled to four weeks paid vacation per calendar year to be taken at such times as may be approved by the Board (which is more than the normal amount defined in the Akebia Employee Handbook). An aggregate of up to 1 week of unused vacation time may be carried over at the end of a calendar year. Upon termination of the Executive’s employment, the Company will pay the Executive for unused vacation at the Executive’s Base Salary rate (subject to normal deductions and withholding amounts) on the next regularly scheduled pay date immediately following the termination date.

4. Section 5(b) is hereby amended and restated in its entirety to read as follows:

(b) Termination Without Cause or for Good Cause. During the Term, the Company shall be entitled to terminate Executive’s employment without Cause (as defined below), and the Executive is also entitled to terminate his employment for Good Reason (as defined below), in which case Executive shall be entitled to receive the following severance benefits (the “Severance Payments”), in addition to accrued salary and bonus, and accrued and unused vacation, through Executive’s last day of employment: (i) Executive shall be entitled to severance pay in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of six months, to be paid periodically in accordance with the Company’s normal payroll practices and subject to standard payroll deductions and withholdings, commencing on the next regularly scheduled payroll date of the Company on or after the 61st day after the date of termination; and (ii) if Executive timely elects continued coverage under COBRA, then (A) the Company shall make such COBRA coverage (or equivalent medical benefits after the termination of COBRA) available for at least 24 months following termination and (B) the Company shall reimburse Executive for the COBRA premiums necessary to continue Executive’s medical insurance coverage in effect on the termination date with respect to a period of six months following Executive’s termination (provided that such COBRA continuation and reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees), with payment of the reimbursement to be made on the 61st day after the date of termination with respect to any such month that ends on or before such day and on the last day of each month that ends after such day.

Notwithstanding the foregoing, all Severance Payments under this Agreement are conditional on Executive (i) complying with the provisions of Section 6 below, and (ii) delivering prior to the 53rd day after the date of termination an effective, general release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a form acceptable to the Company or its successor, and not thereafter revoking such release.

The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5(b); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

5. Section 5 is further amended by adding the following new subparagraphs (e) and (f):

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without the consent of the Executive: (i) a material diminution in the Executive’s position, duties or responsibilities from those held by or assigned to the Executive as of the Effective Date, (ii) a reduction of the Executive’s Base Salary, or (iii) a material reduction of the Executive’s benefits or bonus/incentive compensation opportunities provided to the Executive as then in effect, so long as he is the only executive to suffer such a reduction.

(f) Change of Control Termination. The Executive and the Company agree that the Executive shall be paid the Severance Payments if the Executive’s employment terminates in connection with or within 6 months following a change of control (as described below) because either (i) the acquiror/NewCo does not offer the Executive employment on at least materially comparable compensation terms and benefits (including severance obligations) to those that are provided to the Executive pursuant to this Agreement; or (ii) such terms are initially offered and accepted, but within 6 months following the change of control the Executive’s employment with the acquiror/NewCo is terminated as a result of any of the events described in Section 5(b). For purposes of this Agreement a change of control shall be deemed to have occurred upon a transfer (or license on an exclusive basis) of all or substantially all of the assets of the Company or the transfer of ownership of more than a majority of the securities of the Company, whether in a single transaction or series of separate transactions, other than in connection with fundraising activities of the Company, including without limitation a transaction in which a portion of the assets of the Company are transferred to an acquiror and the Company does not continue as a going concern during the 6 months thereafter, or its remaining assets are moved following such transfer to an acquiror to a NewCo (regardless of whether the NewCo stockholders are existing Company stockholders) and such Newco does not continue as a going concern during the 6 months after such transfer to such acquiror. If a party obtains an option to close a transaction, the transaction will not be considered as having occurred until such option is exercised and the transaction thereafter closed.

6. Section 7(f) is amended and restated to read in its entirety as follows:

(f) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given (i) upon delivery, if delivered by hand (ii) one business day after transmission, if sent by facsimile (confirmation received) or (iii) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid (signature of receipt obtained). Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

If to the Company:

Akebia Therapeutics, Inc.

Attn: President

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Fax: 513.985.1920

If to the Executive:

Joseph Gardner

4060 Boomer Road

Cincinnati, Ohio 45247

Fax:

With copies of all notices also to go to Company counsel and the Chair of the Company’s Compensation Committee, as follows:

Thompson Hine LLP

312 Walnut Street, Suite 1400

Cincinnati, Ohio 45202

Attn: David J. Willbrand, Esq.

Fax: (513) 241-4771

Akebia Therapeutics, Inc.

Attn: Chair of Compensation Committee

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Fax: 513.985.1920

7. Section 7 is further amended by the addition of the following new subparagraph (k):

(k) If the Executive is a “specified employee” (as defined in Section 409A) on the termination date referenced in Section 5(b) and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Payments that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Executive’s “separation from service” as defined in Section 409A, or (ii) the date of Executive’s death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

8. Miscellaneous. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[signature page to follow]

Exhibit 10.14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the year and date first written above.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John M. Rice
Name:	John M. Rice
Its:	Chairman

Executive:

/s/ Joseph Gardner
Joseph Gardner

[Signature page to Gardner’s Amendment No. 1 to Employment Agreement]